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                                                                    EXHIBIT 11.1

                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)


                                                           Three Months Ended      Six Months Ended
                                                               June 30,                June 30,
                                                         --------------------    --------------------
                                                           1997        1996        1997       1996
                                                         ========    ========    ========    ========

Net income (loss)                                        $ (1,831)   $   (277)   $ (2,212)   $    106
                                                         ========    ========    ========    ========

Weighted average shares of
     common stock outstanding                              10,778       5,883      10,797       3,379

Net effect of dilutive stock options and warrants
     using the treasury stock method                         --          --          --           505

Shares related to staff accounting bulletin topic 4D:
     Stock options                                           --           161        --           241
     Preferred stock (1)                                     --           572        --           859
                                                         --------    --------    --------    --------

Shares used in calculating net income (loss) per share     10,778       6,616      10,797       4,984
                                                         ========    ========    ========    ========

Net income (loss) per share                              $  (0.17)   $  (0.04)   $  (0.21)   $   0.02
                                                         ========    ========    ========    ========

Calculation of shares outstanding for computing pro
     forma net income (loss) per share:
         Shares used in computing net income
            (loss) per share                                            6,616                   4,984
         Adjusted to reflect the effect of the
            assumed  conversion of preferred
            stock from the date of issuance (2)                         2,792                   4,264
                                                                     --------                --------

Shares used in computing pro forma net income
     (loss) per share                                                   9,408                   9,248
                                                                     ========                ========

Pro forma net income (loss) per share                                $  (0.03)               $   0.01
                                                                     ========                ========

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(1)  Series D and E shares
(2)  Series A, B and C shares